Exhibit 99.1

FOR IMMEDIATE RELEASE

PREMIUM AUDIO COMPANY, LLC, A VOXX INTERNATIONAL CORPORATION SUBSIDIARY, HAS SIGNED AN ASSET PURCHASE AGREEMENT TO ACQUIRE THE AUDIO/VIDEO BUSINESS

OF ONKYO HOME ENTERTAINMENT CORPORATION

ORLANDO, FL. – June 3, 2021 — VOXX International Corporation (NASDAQ: VOXX) (“VOXX” or the “Company”), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced that its wholly owned subsidiary, Premium Audio Company, LLC, and Sharp Corporation (“Sharp”) have signed an Asset Purchase Agreement (“APA”) to jointly acquire the audio/video business of Onkyo Home Entertainment Corporation (“Onkyo”). The total purchase price for the transaction is approximately $30.8 million, plus the assumption of certain liabilities. Additionally, future commissions on certain sales would be payable.

VOXX and Sharp are in the process of establishing a joint venture which, subject to approval of the proposed transaction at Onkyo’s Ordinary General Meeting of Shareholders scheduled on June 25, 2021, and the satisfaction of certain other conditions, would own substantially all of the assets of Onkyo’s audio/video business. Upon the closing of the contemplated transaction, this would include intellectual property, brands, engineering, and manufacturing rights. Should this transaction be consummated, the Premium Audio Company would be responsible for all sales, marketing, and distribution of Onkyo and Integra audio/video products, whereas Sharp would be responsible for manufacturing, which it currently does in Malaysia.

It’s expected that distribution of Onkyo and Integra audio/video products will be executed through the Premium Audio Company’s newly formed subsidiary, 11 Trading Company (“11TC”), in North and South America and through Klipsch, a wholly owned subsidiary of VOXX, in all other worldwide regions. Upon consummation of the transaction, the business will be run by Paul Jacobs and the Klipsch management team. The Pioneer and Pioneer Elite audio/video brands, which are currently licensed by Onkyo and have been sold through 11TC, are not part of the APA, though the parties have entered into a Memorandum of Understanding to formalize a new agreement.

Onkyo Home Entertainment Corporation is a leader in the audio and video home entertainment industry, with one of the most respected names in home theater systems. The Company markets and sells a variety of products under the Onkyo and Integra brands in home audio, lifestyle audio, hi-fi components, and speaker systems.

Pat Lavelle, President and Chief Executive Officer of VOXX International stated, “This acquisition is a great addition to our Premium Audio Company. Since we established our distribution relationship in July 2020, we have seen strong demand for both Onkyo and Integra products. Sharp, our partner in this venture, brings world-class manufacturing capabilities and together, with our distribution partners and strong customer relationships, we believe we can grow this business significantly in the years ahead. While we anticipate growth this year as well, should the transaction be approved, it will take time to ramp up manufacturing lines and secure parts, which is a challenge for the industry at large. With that said, we believe over the coming years, we will restore worldwide sales resulting in strong top-line growth and improved profitability.”

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of approximately 35 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the: risk factors described in the Company's annual report on Form 10-K for the fiscal year ended February 28, 2021, and other filings made by the Company from time to time with the SEC. The factors described in such SEC filings include, without limitation: the impact of the COVID-19 outbreak on the Company's results of operations, the Company's ability to realize the anticipated results of its business realignment; cybersecurity risks; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. The Company assumes no obligation and does not intend to update these forward-looking statements.

Investor and Media Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Tel: 917-887-8434

Email: gwiener@GWCco.com

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